LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated                     , 201     (the “Agreement”). RIC advises you that it is creating a new fund to be named the Unconstrained Total Return Fund (the “New Fund”). RIC desires RIMCo to provide advisory services to the New Fund pursuant to the terms and conditions of the Agreement. Exhibit A of the Agreement is hereby amended to include the New Fund, with an annual advisory fee rate equal to the amount of average daily net assets as set forth below and payable as set forth in Section 4 of the Agreement.

Fund	Asset Level	Fee
Unconstrained Total Return Fund	Less than $2 billion	1.00%
	$2 billion to less than $5 billion	0.96%
	$5 billion to less than $10 billion	0.93%
	$10 billion and greater	0.91%

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:

      Mark E. Swanson, Treasurer

Accepted this             day of             , 201    .

RUSSELL INVESTMENT

  MANAGEMENT COMPANY

By:

      Jeffrey T. Hussey, President